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                                                                   Exhibit 10.32


              ASSET ACQUISITION AGREEMENT AND ESCROW INSTRUCTIONS
              ---------------------------------------------------

               THIS ASSET ACQUISITION AGREEMENT AND ESCROW INSTRUCTIONS
(the "Agreement") is made as of March 22, 1994, between THC-SEATTLE, INC., a Washington corporation ("THC" or "Buyer") and COMMUNITY PSYCHIATRIC CENTERS, a Nevada corporation ("CPC"), on the one hand, and BRIM FIFTH AVENUE, INC., an Oregon corporation ("Brim" or "Seller"), and BRIM HOSPITALS, INC., an Oregon corporation ("BHI"), on the other hand.

                                R E C I T A L S

     A. (i) Brim owns and operates a hospital located at 10560 Fifth Avenue, N.E., Seattle, WA 98125-0977, licensed as a hospital with eighty (80) beds
(the "Hospital") for the provision of general acute care medical-surgical services.

          (ii) Brim owns the real property on which the Hospital is located and which is more particularly described in Schedule A (the "Realty") and owns or leases all buildings, structures, fixtures, trade fixtures and other improvements thereon, therein and thereof (collectively, the "Improvements," and together with the Realty, the "Real Property").

          (iii)     Brim is a wholly owned subsidiary of BHI.

     B. (i) THC is a wholly owned subsidiary of Transitional Hospitals Corporation, a Delaware corporation ("Transitional"), which is a wholly owned subsidiary of CPC.

          (ii) Transitional owns and operates facilities which provide service, care and treatment for patients with long-term acute illnesses, diseases or conditions.

          (iii) CPC owns and operates facilities which provide treatment for acute psychiatric illness and for chemical dependency and substance abuse.

     C. Pursuant to all of the terms and conditions of this Agreement, Buyer desires to purchase from Seller and Seller desires to sell to Buyer the Real Property and substantially all of the assets owned and used by Seller in the operation of the Hospital.

     D. Brim and THC have entered into a Management and Operations Transfer Agreement (the "Management Agreement") and a Management Agreement (the "Management Subcontract") of even date herewith, each effective as of May 1, 1994 (the "Management Commencement Date").




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                               A G R E E M E N T

               NOW, THEREFORE, it is agreed:

1. SALE AND TRANSFER OF ASSETS. On all of the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, on the Closing Date (as defined in paragraph 9), for the consideration specified in paragraphs 2.1 and 2.2, all of the assets described in paragraph 1.1, but excluding the assets described in paragraph 1.2.

     1.1 THE ASSETS. The assets to be sold and purchased pursuant to this Agreement consist of all real, personal tangible and intangible property used in the operation of the Hospital (collectively, the "Assets"). Without limitation of the foregoing sentence, the Assets include:

          1.1.1    REAL PROPERTY.  The Real Property;

          1.1.2 PERSONAL PROPERTY. All furniture, furnishings, equipment and all other tangible property owned by Seller on the Closing Date which is used or held in connection with the operation of the Hospital, including that listed and described in Schedule 1.1.2, and all inventory owned by Seller on the Closing Date (the "Inventory") of housekeeping and operating items and materials, supplies, consumables and disposables whether or not such items would be classified as inventory according to generally accepted accounting principles (collectively, the "Personal Property");

          1.1.3 CONTRACTS. All right, title and interest of Seller under the contracts, agreements, leases and other rights listed and described in
Schedule 1.1.3 (the "Assumed Contracts") which are assumed by Buyer pursuant to paragraph 2.2;

          1.1.4 INTANGIBLES. All intangible property owned by Seller and used or necessary for the operation of the Hospital, including without limitation:

                    (a) LICENSES. All of the Licenses (as defined in paragraph 3.6.1), which by law or by their terms are transferrable and which are necessary for the operation of the Hospital as it is presently operated;

                    (b) ADVANCES, PREPAYMENTS, DEPOSITS AND PREPAID EXPENSES. All advances, prepayments, deposits and prepaid expenses on the Assumed Contracts held by third parties and all patient deposits held by Seller on the Management Commencement Date (collectively, "Prepaid Expenses");

                    (c) CLINICAL PROGRAMS. All clinical programs operated by Seller at the Hospital.


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          1.1.5     RECORDS.

                    (a) PATIENT RECORDS. Original medical records, or complete and correct copies of medical records, maintained by Seller for the Hospital;

                    (b) EMPLOYEE RECORDS. Original, or complete and correct copies, of all personnel files and employee health records maintained by Seller for those employees at the Hospital whom THC has given Brim written notice of THC's intent to rehire after Closing and who have authorized Seller to release such files to THC;

                    (c) MEDICAL STAFF FILES. Original, or complete and correct copies, of all medical staff files maintained by Seller in connection with the Hospital for which Seller has received written authority from the physician to release to THC; and

                    (d)  POLICIES AND PROCEDURES MANUALS.   Original, or
complete and correct copies, of all current policies and procedures manuals for the Hospital.

     1.2 EXCLUDED ASSETS. Notwithstanding paragraph 1.1, Buyer shall not purchase, Seller shall not sell and the Assets do not include the following:

          1.2.1 CURRENT ASSETS. Accounts and notes receivable, cash on hand, bank deposits, securities and current assets of Seller (other than Inventory and Prepaid Expenses) at the Management Commencement Date or to which Seller is entitled under the Management Subcontract.

          1.2.2 CLAIMS. Any claims and causes of action arising before the Management Commencement Date or in connection with Seller's actions under the Management Subcontract.

          1.2.3 BOOKS AND RECORDS. All financial books and records of Seller, including but not limited to the general ledger, accounts payable, payroll and fixed assets.

          1.2.4 OTHER EXCLUDED ASSETS. Such other assets of Seller which are listed and described in Schedule 1.2.4.

          1.2.5 PERSONAL PROPERTY OWNED BY THIRD PARTIES. All items of personal property located at or used in connection with operation of the Hospital owned by parties other than Seller.

2. CONSIDERATION. The amount, payment and description of the consideration to be given by Buyer to Seller for the Assets is described in paragraphs 2.1 and 2.2. This consideration shall be allocated among the Assets, the Covenants (as defined in paragraph 5.12.2) and the consulting services to be provided by Seller pursuant to paragraph 5.15 as provided in Schedule 2.


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     2.1  PURCHASE PRICE.  The cash purchase price (the "Purchase Price") to be paid by Buyer is Six Million Dollars ($6,000,000). The Purchase Price has been or shall be paid as follows:

          2.1.1  DEPOSIT.     Buyer has deposited Seventy-Five Thousand Dollars
($75,000) of the Purchase Price (together with all earnings and interest thereon, the "Deposit") with Chicago Title Insurance Company ("Escrow Holder") to be deposited and held in an interest-bearing escrow account (the "Escrow") and invested as instructed by Buyer; provided, however, that such funds must be readily available on the Closing Date;

                    (a) CLOSING. If there is a Closing, the Deposit shall be applied to the Purchase Price at Closing, and

                    (b) NO CLOSING FOR FAILURE OF CONDITION. If the Closing does not occur other than because of a material breach of this Agreement or material breach or untruth of any warranty, representation or covenant contained in this Agreement or other wrongful act or omission of any of the parties, the Deposit shall be paid to Buyer as provided in this Agreement and, except as otherwise provided in this Agreement, neither party shall have any remedies available to it against the other.

                    (c) NO CLOSING BECAUSE OF BREACH. If the Closing does not occur because of a material breach of this Agreement by Seller or material breach or untruth of any warranty, representation or covenant of Seller contained in this Agreement or other wrongful act or omission of Brim or BHI, Buyer shall be entitled to return of the Deposit and shall be entitled to pursue such other remedies as may be available to it in law or equity. If the Closing does not occur because of a material breach of this Agreement by Buyer or material breach or untruth of any warranty, representation or covenant of Buyer contained in this Agreement or other wrongful act or omission of THC or CPC, Seller shall be entitled to the Deposit and to pursue such other remedies as may be available to it in law or equity.


          2.1.2 BALANCE. The balance of the Purchase Price shall be paid to Escrow Holder (the "Balance") in funds immediately available in Seattle, Washington on the Closing Date, to be disbursed by Escrow Holder in accordance with the provisions of this Agreement; provided, however, that:

                    (a) CREDITS. Buyer shall receive a credit against the Balance due at Closing for (i) any principal payments made by Buyer prior to Closing with respect to any deed of trust secured by the Hospital; (ii) the portion of the License Payments (as defined in Section B.2.3 of the Management Agreement) made by Buyer prior to Closing which is applicable to the Purchase Price according to the Purchase Price Credit Schedule attached as Exhibit A to the Management Agreement, and (iii) one hundred percent (100%)


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and fifty percent (50%) of the purchase price paid by Buyer for the Nonsurgical
Inventory and the Common Inventory (each as defined in Section A.10.3 of the Management Subcontract), respectively, in each case, under the terms of the Management Agreement and the Management Subcontract; and

                    (b) INTEREST. If the condition set forth in paragraph 7.5 is satisfied prior to satisfaction of the condition set forth in paragraph 7.3, the Purchase Price shall bear interest at the rate of five percent (5%) per annum from the date the condition set forth in paragraph 7.5 is satisfied until Closing.

     2.2 ASSUMPTION OF OBLIGATIONS. On and as of the Management Commencement Date, Buyer shall assume and agrees to pay or perform in accordance with their terms all of the Assumed Contracts, prorated and paid by Seller or otherwise adjusted through the Management Commencement Date.

               2.2.1 EXCLUSION OF OTHER LIABILITIES OF SELLER. It is expressly agreed and understood that, except for the Assumed Contracts and Permitted Encumbrances (as defined in paragraph 7.4.6), Buyer does not assume and shall not be liable for, nor shall any of the Assets secure or be subject to or encumbered by, any Seller's Liabilities (as defined in paragraph 3.3).

3.   REPRESENTATIONS AND WARRANTIES OF SELLER.   As a material part of the
consideration to THC in this transaction, Seller represents and warrants to Buyer that:

     3.1 ORGANIZATION AND GOOD STANDING. Brim and BHI are, and on the Closing Date will be, corporations duly organized, validly existing and in good standing under the laws of the State of Oregon with full power and authorization to conduct the business of the Hospital as conducted as of the Management Commencement Date and otherwise to conduct business in the State of Washington.

     3.2 AUTHORITY. The execution, delivery and performance of this Agreement and the consummation of the transactions described in it by Seller and BHI have been duly authorized and approved by Seller's and BHI's Boards of Directors, respectively (either specifically or by appropriate grant of general authority), and by all other necessary corporate and shareholder action on their part.
Each person who executes this Agreement on behalf of Seller and BHI has been duly authorized to do so by all corporate action of Seller and BHI, respectively. Seller and BHI have the corporate power and authority to enter into, deliver and perform this Agreement, and this Agreement, when executed and delivered by Seller and BHI, will be a valid and binding obligation of each of them, enforceable against each according to its terms respectively applicable to each, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws, regulations and authorities from time to time in effect affecting creditors' rights generally and


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to general principles of equity, whether considered in a proceeding in equity or at law.

     3.3  SELLER'S LIABILITIES.    Except for the Assumed Contracts and
Permitted Encumbrances, Buyer shall not be liable for, nor, after Closing, shall any of the Assets secure or be encumbered by, any debts, liabilities or obligations of Seller of any kind, accrued, contingent or absolute, due or to become due, known or unknown, asserted or unasserted (collectively, "Seller's Liabilities"), including without limitation:

          3.3.1 ACTS OR OMISSIONS. Liabilities of Seller for its own acts or omissions; including, but not limited to, personal injury, property damage, professional malpractice and intentional torts;

          3.3.2 GOVERNMENTAL PROGRAMS. Claims against Seller, the Hospital or the Assets by the United States government under the Medicare or Medicaid programs, the State of Washington under the Medicaid program, and any other third party payors (including HMOs and Blue Cross/Blue Shield), arising out of the Hospital's operations through the Management Commencement Date or Seller's actions under the Management Subcontract or any claim under the Medicare or Medicaid programs for recapture of depreciation generated by the transactions contemplated hereby (except as otherwise provided in the Management Agreement or Management Subcontract) and any claim for repayment of any overpayments made to Seller under the Medicare or Medicaid programs for services provided prior to the Management Commencement Date;

          3.3.3 TAXES. Federal, state, local income or other taxes or assessments of Seller and the Hospital, including, without limitation, ad valorem, real property, personal property, sales, use, franchise and other taxes, payable with respect to the activities, business or operations of Seller and the Hospital prior to the Management Commencement Date.

          3.3.4  DEFICIENCIES.     Liabilities and/or capital expenditures
necessary for Buyer to correct or comply with life safety, building or fire codes, environmental or health care laws or regulations or Joint Commission on Accreditation of Health Care Organizations deficiencies existing on the Management Commencement Date;

          3.3.5 LITIGATION. Litigation to which Seller is party or which relates to Seller's operation of the Hospital prior to the Management Commencement Date or to Seller's actions under the Management Subcontract, including but not limited to the litigation described on Schedule 3.7;

          3.3.6 OTHER LIABILITIES. Any other debt, obligation or liability of Seller, as it relates to the Hospital and the Assets (other than the Assumed Contracts and Permitted Encumbrances),




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including but not limited to, (i) long-term debt and (ii) all debts, obligations and liabilities to current or former officers, directors, shareholders or employees including but not limited to salaries, wages, contractually obligated bonuses, vacation days, sick leave, payroll taxes, withholding taxes and other withholdings from employees and employees' benefit costs relating to the period prior to the Management Commencement Date, except as otherwise provided in paragraph 5.8.

     3.4 ASSETS.

                   3.4.1 DESCRIPTION. Schedule A contains a complete and correct description of the Realty and Schedule 1.1.2 completely and correctly lists all material items of Personal Property used or held in connection with the operation of the Hospital.

                   3.4.2 EXTENT. The Realty is all of the real property owned by Seller which is used or held in connection with the operation of the Hospital. The Personal Property includes all material items of such property necessary for the operation of the Hospital and the conduct of its business as presently operated and conducted.

                   3.4.3 CONDITION. All of the Improvements and Personal Property are being sold in their As-Is condition. Schedule 3.4.3 sets forth deficiencies in the condition of any of the Improvements or Personal Property known to Seller on the Management Commencement Date.

                   3.4.4 TITLE. Seller now has, or prior to Closing will have, and at Closing will vest in THC good and marketable title to all of the Assets (including insurable title to the Real Property), free and clear of restrictions on or conditions to transfer or assignment and free and clear of liens, encumbrances, security interests, equities, claims, conditions or restrictions except for the Permitted Encumbrances.

     3.5 EFFECT OF AGREEMENT. Neither the execution and delivery of this Agreement by Seller or BHI, nor the consummation of the transactions described in it, at the Closing will:

                   3.5.1 ARTICLES AND BYLAWS. Violate Brim's or BHI's Certificate of Incorporation or Bylaws;

                   3.5.2 BREACH OF AGREEMENTS. Violate, constitute a breach of, cause a default-under, or permit the termination or foreclosure of any agreement, obligation, liability, mortgage or deed of trust, security agreement or other lien, charge or encumbrance on or secured by any of the Assets (except for obligations to be discharged by Seller at Closing), or to which Seller is a party;




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          3.5.3 ACCELERATION OF INDEBTEDNESS. Accelerate or constitute an event entitling the holder of any indebtedness secured by the Assets or to which Seller is a party to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect thereon except for obligations to be discharged by Seller at Closing; or

          3.5.4 JUDGMENTS, ETC. Violate, conflict with or result in the breach of any material judgment, order, writ, injunction, decree or any rule or regulation of any court, governmental agency or instrumentality affecting the Hospital or the Assets.

      3.6 COMPLIANCE WITH LAW. The Hospital has been operated in substantial conformity with, and Brim is in substantial compliance with, all federal, state and local laws, regulations or orders, including without limitation, employment, insurance, zoning, occupancy, building, occupational and licensure laws, regulations and orders which affect it.

          3.6.1 LICENSES, ETC. Brim holds all rights, permits, authority, consents, licenses, certificates of need, exemptions, accreditations and the like, including those necessary to enable it to (i) operate the Hospital as presently operated and (ii) obtain payment or reimbursement under the Medicare and Medicaid programs and under all contracts, programs and other arrangements with third-party payors, insurers or fiscal intermediaries to which Brim is a party (collectively, the "Licenses"). Brim has provided THC with a complete and correct list and complete and correct copies of all of the Licenses, showing their dates of expiration where applicable. The Hospital is duly licensed by the State of Washington as a hospital, has an existing Medicare Provider Agreement with the Health Care Finance Administration of the U.S. Department of Health and Human Services and is certified for participation in the Medicare and Medicaid programs, all of which licenses, agreements, certifications, contracts and instruments are in full force and effect. No defaults have occurred thereunder, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a material default thereunder.

          3.6.2 HAZARDOUS MATERIALS. Except as disclosed in the documents and reports listed in Schedule 3.6.2, to the best of Seller's knowledge there is and has been no production, disposal, discharge, release or storage in, on, from, above, beneath or around the Real Property or the Hospital prior to the Management Commencement Date of any hazardous or toxic material which would give rise to liability under any federal, state or local law or regulation or which would require notification to any authority thereunder. As of the Management Commencement Date (i) no written notification of a violation of federal, state or local laws or regulations has been received with respect to the Real Property or the Hospital, and (ii) there are no proceedings or inquiries, pending or threatened, before any court, agency, authority or


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tribunal, involving, concerning or affecting the Real Property or the Hospital in which the violation of any federal, state or local law or regulation pertaining to hazardous or toxic materials has been determined or is admitted or is at issue. For purposes of this paragraph 3.6.2, the phrase "hazardous or toxic materials" includes substances defined as "hazardous substances," "hazardous materials," "toxic substances," "hazardous waste," "extremely hazardous waste," "infectious waste," "reproductively toxic," "biohazardous waste" or "restricted hazardous waste" when any such substance is improperly "generated," "stored," "utilized," "heated," "disposed," "discharged," "released," "transported," or "managed," as all of those terms are defined by any federal, state or local statute, ordinance, bylaw, code, rule or regulation now in effect, applicable to (i) environmental conditions in, on, under, around, adjacent to or in the vicinity of the Real Property or (ii) any disposal, discharge, release, transportation or storage, including, without limitation, the Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended, 42 U.S.C. Section 9601, ET SEQ.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, ET SEQ.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, ET SEQ.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, ET SEQ.; and other federal, state and local laws of similar import or any other substances having similar effects defined or designated in any regulations adopted and publications promulgated pursuant to any of those laws as they may have been amended from time to time on or before the date of this Agreement (collectively, "Environmental Laws").

          Seller further represents and warrants that as of the Management Commencement Date:

                    (a)  COMPLIANCE.    Except with respect to the conditions
that are the subject of the work reflected in that bid dated December 9, 1993, prepared by Lake Oswego Insulation Company and delivered to Buyer by Seller (the "Asbestos Work"), Seller and the Real Property are in compliance in all material respects with all Environmental Laws; and there are no present events or conditions that are likely to interfere with or otherwise affect continued compliance by Seller and the Real Property with any Environmental Law;

                    (b)  TANKS.    Except as disclosed in Schedule 3.6.2, there
are no underground tanks located at or about the Real Property; and

                    (c) DISPOSAL. Seller has provided Buyer with complete and correct information regarding the disposal arrangements used by Seller in connection with the Hospital.

          3.6.3     HILL-BURTON ACT.    The Hospital has no obligation to
provide free care pursuant to the Hill-Burton Act (42 U.S.C. Sections 291-2910).


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          3.6.4 WARN ACT. Brim has no obligation to provide notice or payments under the Worker Adjustment and Retraining Notification Act (29 U.S.C. Section 2101 ET SEQ.) and the rules and regulations promulgated thereunder.

      3.7 LITIGATION. Except as set forth in Schedule 3.7:

          3.7.1 CLAIMS, ACTIONS, ETC. There are no claims, actions, suits, arbitrations, legal or other proceedings pending or, to the best of Seller's knowledge, threatened before any court or governmental or administrative body or agency, or arbitration tribunal, which do, or are reasonably likely to, adversely affect the Assets or Seller's ability to consummate the transactions contemplated by this Agreement.

          3.7.2 GOVERNMENTAL INVESTIGATIONS. There are no pending or, to the best of Seller's knowledge, threatened investigations of or claims against (i) the Hospital or, (ii) any of the Medical Staff members, Board of Directors or employees of the Hospital by any governmental agency or instrumentality; and

          3.7.3 JUDGMENTS. Neither Brim nor BHI is a party to nor is either the subject of any judgment, order, writ, injunction or decree of any court or governmental agency or instrumentality which materially affects the Assets or the condition or operation of the Hospital or the consummation of any of the transactions described in this Agreement.

      3.8 IMPROPER PAYMENTS. Neither Brim nor any of its affiliates, employees or anyone acting with Seller's authority have, directly or indirectly, since Brim's acquisition of the Hospital, given or made or agreed to give or make any illegal commission, payment, gratuity, gift, political contribution or similar illegal benefit to any customer, supplier, governmental employee or other person who may be in a position to help or hinder the operation of the Hospital. Brim has filed no reports with any governmental agency which disclose that it has participated in any of the foregoing practices or acts giving rise to such practices.

      3.9 EMINENT DOMAIN. There are no pending or, to the best of Brim's knowledge, threatened proceedings in eminent domain or otherwise affecting any of the Assets.

      3.10 CONTRACTS. Brim has provided THC with a complete and correct list and complete and correct copies of all material contracts, commitments, leases, obligations and other agreements applicable to the Hospital or the Assets as of the Management Commencement Date.

      3.11 INSURANCE. Brim has provided THC with a complete and correct list and a brief description of all policies of fire, extended coverage, liability (including, without limitation,



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medical malpractice and professional liability) and all other kinds of insurance held by Seller covering the Assets and the Hospital as of the Management Commencement Date. These policies are, and will be, maintained in full force and effect until the Closing Date, subject to Buyer's obligations under the Management Agreement.

      3.12 LABOR ARRANGEMENTS. Except as shown in Schedule 3.12, Brim is not a party to, bound by or obligated to contribute to, any collective bargaining agreement or other similar contract with any labor organization, nor is it a member of or affiliated with any organization, group or association as a result of which it is bound as to the terms and conditions of employment or its hiring or termination policies at the Hospital with respect to any of its employees. Seller has experienced no, and there is no pending or, to the best knowledge of Seller, threatened labor dispute, strike, work stoppage or slowdown or labor disturbance affecting the Hospital, nor has there been any labor union organizing activity at the Hospital within the last three (3) years. There is no unfair labor practice or other charge or complaint pending, or, to Brim's best knowledge, threatened against the Hospital, before any court, the National Labor Relations Board or any other governmental agency.

      3.13 PERSONNEL; COMPENSATION. Brim has provided THC with a complete and correct list showing (i) the names and addresses of all Brim employees at the Hospital, (ii) the compensation payable to each and (iii) all accrued vacation time, sick leave and holiday time of each, in each case as of January 31, 1994.

      3.14 EMPLOYMENT CONTRACTS AND EMPLOYEE BENEFIT PLANS. Brim has supplied THC with a complete and correct list and description of all employment contracts to which Brim is a party or by which it is bound and of all pension, profit sharing, retirement, savings, deferred compensation, consulting, bonus, commission, stock option, termination or severance allowance, insurance (including, without limitation, life, disability, medical, hospitalization and dental insurance or coverage) and other employee agreements and plans and benefits, arrangements or other programs providing remuneration or benefits for employees at the Hospital which are maintained, administered or contributed to by Brim, including, without limitation, all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not funded and whether or not reflected in any plan documents. To the best of Seller's knowledge, there have been no material defaults, breaches, omissions or other failings by Seller under any of these contracts or programs.


           3.14.1 NONASSUMPTION. Buyer will have no liability under any of the arrangements described in paragraph 3.14.





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         3.14.2 CERTAIN CONTRIBUTIONS. Neither Brim nor any member of its controlled group (within the meaning of Section 302(f)(6)(B) of ERISA) presently has, nor has any such entity ever had, any obligation to contribute to an employee pension benefit plan referred to in Section 302(a) of ERISA.

         3.14.3 CERTAIN PLANS. Neither Brim nor any member of its controlled group (within the meaning of Section 4001(a)(14) of ERISA) presently are, nor has any such entity ever been, a contributing sponsor (within the meaning of Section 4001(a)(13) of ERISA) of a single-employer plan (within the meaning of
Section 4001(a)(15) of ERISA).

    3.15 BROKERS. Neither Brim nor BHI has employed, contracted for the services of, or authorized any broker or finder to find Buyer or to provide services with respect to the negotiation, execution, delivery or performance of this Agreement.

    3.16 ABSENCE OF CHANGES. Between December 10, 1993 and the Management Commencement Date there has not been any:

         3.16.1 ORDINARY COURSE. Transaction affecting the Assets except in the ordinary course of the Hospital's business or as contemplated by the Implementation Plan (as defined in paragraph 5.1.1).

         3.16.2 ADVERSE CHANGE. Material adverse change in the Assumed Contracts or the Assets, except in the ordinary course of business of the Hospital or as contemplated by the Implementation Plan.

         3.16.3 DESTRUCTION, ETC. Destruction, damage or loss (whether or not covered by insurance) that materially and adversely affects the Assets;

         3.16.4 TRANSFER OF ASSETS. Sale, transfer or hypothecation of any of the Assets except in the ordinary course of the business of the Hospital or as contemplated by the Implementation Plan;

         3.16.5 LITIGATION. Commencement or written notice or, to the best of Seller's knowledge, threat of any litigation or any governmental proceeding or investigation which would adversely affect the Assets or the parties' ability to consummate the transactions contemplated by this Agreement; or

         3.16.6 OTHER ADVERSE EVENTS. Other event, occurrence or omission that has or reasonably might have a material adverse effect on the Assets or Brim's ability to consummate the transactions contemplated by this Agreement or BHI's obligations as guarantor.

     3.17 NO UNTRUE REPRESENTATION OR WARRANTY. No representation or warranty of Seller in this Agreement, and no statement, schedule or certificate furnished or to be furnished to Buyer pursuant to this Agreement, or in connection with the transactions described in it, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that:

     4.1 ORGANIZATION AND GOOD STANDING. Buyer is, and on the Closing Date, will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. CPC is and on the Closing Date will be a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

     4.2 AUTHORITY. The execution, delivery and performance of this Agreement and the consummation of the transactions described in it by Buyer and CPC have been duly authorized and approved by Buyer's and CPC's Boards of Directors, respectively (either specifically or by appropriate grant of general authority), and by all other necessary corporate action on their part. Each person who executes this Agreement on behalf of Buyer and CPC has been duly authorized to do so by all necessary corporate action by Buyer and CPC's respectively. Buyer and CPC have the corporate power and authority to enter into, deliver, and perform this Agreement, and this Agreement, when executed and delivered by Buyer and CPC, will be a valid and binding obligation of each of them enforceable against each according to its terms respectively applicable to each, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws, regulations and authorities from time to time in effect affecting creditors' rights generally and to general principles of equity, whether considered in a proceeding in equity or at law.

     4.3 BROKERS. Neither Buyer nor CPC has employed, contracted for the services of, or authorized any broker or finder to find Seller or to provide services with respect to the negotiation, execution, delivery or performance of this Agreement.

     4.4 EFFECT OF AGREEMENT. Neither the execution and delivery of this Agreement by Buyer or of the guaranty by CPC nor the consummation of the transactions described herein at the Closing will:

         4.4.1 ARTICLES AND BYLAWS. Violate Buyer's or CPC's Certificate of Incorporation or Restated Bylaws;

         4.4.2 BREACH OF AGREEMENTS. Violate, constitute a breach of, cause a default under, or permit the termination or foreclosure of any agreement, obligation, liability, mortgage or deed of trust, security agreement or either lien, charge or encumbrance, to which Buyer or CPC is a party;

         4.4.3 ACCELERATION OF INDEBTEDNESS. Accelerate or constitute an event entitling the holder of any indebtedness of Buyer or CPC, to accelerate the maturity of any such indebtedness or to increase the rate of interest presently in effect thereon; or

         4.4.4 JUDGMENTS, ETC. Violate, conflict with or result in the breach of any judgment, order, writ, injunction, decree, or, to the best knowledge of Buyer, any rule or regulation of any court, governmental agency or instrumentality affecting Buyer or CPC.

    4.5 ADVERSE CHANGE. Since December 10, 1993, there has been no material adverse change in the financial condition of THC or CPC which would affect THC's ability to consummate the transactions described in this Agreement or CPC's obligations as guarantor.

    4.6 LITIGATION. Except as disclosed in Schedule 4.6, there are no claims, actions, suits, arbitrations, legal or other proceedings pending, or to the best of Buyer's knowledge, threatened before any court or governmental or administrative body or agency, or arbitration tribunal, which adversely affects THC's ability to consummate the transactions contemplated by this Agreement.

    4.7 NO UNTRUE REPRESENTATION OR WARRANTY. No representation or warranty by Buyer in this Agreement and no statement or certificate furnished or to be furnished to Seller pursuant to this Agreement, or in connection with the transactions described in it, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

5. COVENANTS OF SELLER. Seller covenants and agrees that:

    5.1 CONDUCT OF BUSINESS PENDING THE MANAGEMENT COMMENCEMENT DATE. From the date of this Agreement to the Management Commencement Date, Seller shall:

       5.1.1 OPERATION OF HOSPITAL. Undertake the actions required by the implementation plan attached to this Agreement as Schedule 5.1.1 (the "Implementation Plan");

       5.1.2 PRESERVATION OF ORGANIZATION. Use its best efforts to preserve the goodwill of all suppliers, physicians, employees, providers and others with whom it has business relationships and with whom Buyer has advised Seller that it intends to have ongoing relationships after the Management Commencement Date;

         5.1.3 MAINTENANCE OF ASSETS. Preserve and maintain the Assets in the same condition and repair as on the date of this Agreement;

         5.1.4 LIABILITIES. Not incur any obligation or liability which encumbers or is secured by any of the Assets; and

         5.1.5 ALIENATION OF ASSETS. Not sell, transfer, distribute or encumber any of the Assets, except in the ordinary course of business of the Hospital as it is now conducted.

     5.2 PAYMENT OF LIABILITIES. Seller shall timely pay as and when due all expenses, costs and liabilities arising from the business and operation of the Hospital prior to the Management Commencement Date. On or before Closing, Seller shall provide for the payment in full of all liabilities which encumber or are secured by any of the Assets, other than liabilities created by Buyer after the Management Commencement Date and liabilities arising after the Management Commencement Date under any of the Assumed Contracts and Permitted Encumbrances. Escrow Holder is hereby authorized and directed at the Closing to pay in full, from funds otherwise payable to Seller on the Closing Date, all of Seller's Liabilities which are made known to Escrow Holder in a writing signed by Buyer and Seller as of or prior to the closing, which are secured by any of the Assets and which Seller is obligated to discharge as of the Closing in accordance with the terms of this Agreement; provided, however, that such authority of and direction to Escrow Holder shall not in any way release Seller of Seller's obligations under the first sentence of this paragraph 5.2.

     5.3 MAINTAIN REPRESENTATIONS AND WARRANTIES. Seller shall not take any action which would disable or prevent it from affirming, pursuant to paragraph 7.1, that the representations and warranties contained in paragraph 3 are true and correct in all material respects at and as of the Closing Date as if made on that date.

     5.4 LICENSES. Seller shall use all reasonable efforts to assist Buyer in applying for and obtaining the Certificate of Need Letter and the Licensure Letter (each as defined in paragraph 6.4). Brim shall be responsible, at its sole cost, to file a Plan of Correction satisfactory to the Washington Department of Health, Licensing Administration (the "Licensing Administration") and to cure all deficiencies cited in the Statement of Deficiencies and Plan of Correction for the survey of the Hospital conducted by the Licensing Administration on February 16-17, 1994.

     5.5 CONSENTS. Seller shall, at no cost to Buyer, promptly obtain all waivers, consents and approvals (collectively, the "Consents") necessary to effect the assignment to and assumption by Buyer of the rights and obligations of Seller under, and contracts included in, the Assumed Contracts and the Permitted Encumbrances.

     5.6 LIABILITIES. Seller shall not incur any obligation or liability which encumbers or is secured by any of the Assets, except in the ordinary course of business in accordance with the Management Subcontract.

     5.7 INSURANCE. Subject to Buyer's obligations under the Management Agreement, Seller shall maintain in full force and effect through the Closing Date all policies of insurance relating to the Assets and the Hospital now in effect and will cooperate with Buyer in the giving of all notices and presentation of all claims under such policies of insurance in a timely fashion through the Closing Date.

     5.8 TERMINATION OF EMPLOYMENT; PAYMENT OF ACCRUED COMPENSATION.
Effective immediately prior to the Closing Date, Seller shall terminate the employment of all employees employed by Seller at the Hospital. At Closing, Seller shall provide for (i) all salary, wages, vacation pay, sick leave and other benefits, remuneration and emoluments due these employees and (ii) all liabilities with respect to such employees accruing under any employment or other contracts, employee benefit plans (including COBRA benefits) or arrangements providing for payment of compensation or emoluments in any form to such employees, in each case through the Management Commencement Date, on account of their employment by Seller; provided that Seller may pay health insurance claims as and when due; and provided further that any such accrued vacation pay and sick leave benefits shall be applied to the Balance due from Buyer at Closing, and Buyer shall assume and pay such amounts as and when due after the Closing Date, to the extent not used by the employee during the term of the Management Agreement. Seller shall further provide written notice to each employee that effective as of the Closing Date, such employee shall accrue no further compensation or emoluments in any form under any employment or other contracts, employee benefit plans or arrangements with Seller, but shall instead be entitled solely to such compensation and emoluments as may be provided pursuant to such employee's employment by THC, as determined by THC. Seller shall not be liable, nor shall Buyer be relieved of its obligations under this Agreement, if any such employee leaves the employ of Seller prior to Closing, elects not to accept employment from Buyer or terminates employment with Buyer following Closing (except as a result of a breach by Seller of paragraph 5.12.1(b)).

     5.9 FILING OF REPORTS. Seller will cause to be timely filed in the ordinary course of business after review by Buyer, all cost reports of every kind whatsoever required by law (including the "Stub Period" Cost Report required to be filed upon sale of a facility) or required by written or oral contract or otherwise to have been filed or made relating to services provided by Seller and Buyer prior to the Closing Date, including without limitation those required as a result of this Agreement and those which may be timely filed after the Closing Date relating to services provided prior to Closing. For the period prior to the Management Commencement Date, Seller shall assume and shall indemnify, defend and hold Buyer harmless from any liability shown on or incurred as a result of such reports and shall be entitled to receive any refund or other benefit which may result therefrom. For the period following the Management Commencement Date, Buyer shall assume and shall indemnify, defend and hold Seller harmless from any liability shown on or incurred as a result of such report (other than any depreciation recapture due and owing from Seller as a result of this transaction which shall be and remain the responsibility of Seller unless otherwise provided in the Management Agreement and the Management Subcontract) shown on or incurred as a result of such reports and shall be entitled to receive any refund or other benefit which may result therefrom except as otherwise provided in the Management Agreement and the Management Subcontract. The timely filing by Seller of its cost reports, even if filed after the Closing Date, shall not be deemed a default of this Agreement unless Buyer is unable to obtain the Certificate of Need Letter or the Licensure Letter because of Seller's failure to make such filing prior to Closing.

     5.10 SATISFACTION OF CONDITIONS PRECEDENT. Seller, in addition to specific obligations set forth elsewhere in this paragraph 5, shall use its best efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in paragraph 7.

     5.11 PRELIMINARY TITLE REPORT. Seller shall bear the sole cost and expense of providing Buyer with a preliminary title report (the "PTR") from Chicago Title Insurance Company (the "Title Company") together with legible copies of all documents of record referred to therein, pursuant to which the Title Company commits, upon payment of its usual and customary premium and satisfaction of any other Title Company requirements, to issue its Standard Coverage Owner's Title Insurance Policy (the "Title Policy") covering the Real Property, insuring Buyer's interest in the Realty, free and clear of all covenants, conditions, restrictions, rights, rights of way, easements, liens, encumbrances or any other matters affecting title to or use of the Real Property, except the Permitted Encumbrances and the customary terms and conditions of such Title Policy.

     5.12 NONCOMPETITION AND NONSOLICITATION COVENANTS.

          5.12.1 COVENANTS.

          (a) NONCOMPETITION COVENANT. Seller and BHI each agree for a period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the "Restricted Period"), that within a twenty-five (25) mile radius of the Hospital (the "Restricted Area") it will not, and will not permit any person or entity controlling, controlled by or under common control with it to, either jointly or individually, directly or indirectly, compete with THC in the operation of any long-term acute care facility which primarily provides long-term acute care services for medically complex conditions including, without limitation, ventilator and respiratory care, nutritional counseling, oncology support and wound care and other conditions which require frequent visits by an attending physician, high degrees of nursing, respiratory, rehabilitative and similarly intensive therapies and care, or which is defined in section 412.23(e) of Subpart B of Part 412 of Subchapter B of Chapter IV of Title 42 of the Code of Federal Regulations (individually and collectively, a "Competing Business"), nor will it own, manage, operate, join, control, advise, consult with, assist or otherwise participate in the ownership, operation, management or control (other than as a shareholder owning less than 5% of the capital stock of an entity whose stock is publicly traded on a national exchange) of any entity or business engaged in a Competing Business or lease or sell property to a Competing Business in the Restricted Area during the Restricted Period.

                 (b) NONSOLICITATION COVENANT. Seller and BHI each agree that during the Restricted Period it will not, either jointly or individually solicit any of THC's patients or employees within the Restricted Area.

          5.12.2 TRANSFERABILITY. Seller and BHI each agree that each of the covenants contained in paragraph 5.12.1 (the "Covenants") are personal to Buyer and shall not inure to the benefit of any person, firm or business entity to whom the ownership and operation of the Hospital may be transferred except an Affiliate (as defined in paragraph 12.12) of Buyer.

          5.12.3 SEVERABILITY. It is agreed that the scope of each of the Covenants is reasonable both in time and area, and the Covenants are fairly necessary to protect the investment of THC and CPC hereunder. Nevertheless, it is further agreed that the Covenants shall be regarded as severable and shall be operative as to time and area to the extent that they may be made so operative, and if any part of them is declared invalid or unenforceable as to time or area, the validity and enforceability of the remainder shall not be affected.

          5.12.4 INJUNCTION. It is further agreed that THC and CPC will suffer irreparable injury for which they will have no adequate remedy at law as a result of the breach, of any of the Covenants, and that THC and CPC shall therefore be entitled to seek specific performance and injunctive relief in the event of such breach.

     5.13 RETENTION OF BOOKS AND FILES. Brim shall maintain all books and files not included in the Assets as and for the period required by applicable laws and regulations and shall be responsible for responding to any inquiries from THC and any third parties regarding such books and files, subject to applicable laws of confidentiality and privacy.

          5.14 PATIENT CHARTS. Seller shall use its best efforts to cause the completion of all incomplete patient charts as of the Management Commencement Date, if any, as soon as is reasonably possible after the Management Commencement Date.

          5.15 CONSULTING SERVICES. For a period of five (5) years after the Closing Date, Brim shall provide consulting services to THC and the Hospital, on an as-needed basis, in connection with the operation of the Hospital.

          5.16 SELLER'S CERTIFICATE. At Closing, Seller shall execute and deliver to Buyer a certificate ("Seller's Certificate") signed by an authorized officer of Brim, dated as of the Closing Date, to the effect that each of its representations and warranties set forth in this Agreement are true and correct in all material respects at and as of the Closing Date and that each of the covenants, conditions and agreements to be performed or complied with by Seller and BHI as of the Closing Date have been so performed or complied with in all material respects, and that, to the best knowledge of such signatory, there is no fact or condition which would cause Seller to be in material breach of any of the covenants, representations or warranties as of the Closing Date. The execution and delivery of the Seller's Certificate by Seller shall not limit its liabilities and obligations after the Closing Date.

6.  COVENANTS OF BUYER. Buyer covenants and agrees that:

    6.1 MAINTENANCE OF RECORDS; ACCESS BY SELLER. Subject to the applicable law of confidentiality and privacy, Buyer shall maintain all business records of the Hospital and make such records available for use by Seller as needed. Access to such records shall be during normal business hours, with prior notice to Buyer of the time when such access shall be needed. Seller's employees, representatives and agents shall conduct themselves in such a manner as not unnecessarily or unreasonably to disrupt Buyer's normal business activities.

    6.2 SATISFACTION OF CONDITIONS PRECEDENT. Buyer, in addition to specific obligations set forth elsewhere in this paragraph 6, will use its best efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in paragraph 8.

    6.3 MAINTAIN REPRESENTATIONS AND WARRANTIES. Buyer shall not take any action which would disable or prevent it from affirming, pursuant to paragraph 8.1, that the representations and warranties contained in paragraph 4 are true and correct in all material respects at and as of the Closing Date as if made on that date.

    6.4 LICENSES. No later than the later of (i) thirty (30) days after Buyer's receipt from Seller of all documentation and information required from Seller for Buyer to complete a Certificate of Need application or (ii) May 15, 1994, Buyer, at its sole cost and expense, will apply to the Washington Department of Health, Certificate of Need Division ("the CON Division") for a letter stating that a certificate of need will be granted to operate the Hospital as contemplated by this Agreement (the "Certificate of Need Letter"), and thereafter Buyer, at its sole cost and expense, will proceed with all due diligence to obtain the Certificate of Need Letter and a letter from the Licensing Administration stating that a hospital license will be issued to THC for operation of the Hospital as contemplated by this Agreement upon proof of Closing (the "Licensure Letter").

    6.5 BUYER'S CERTIFICATE. At Closing Buyer shall execute and deliver to Seller a certificate ("Buyer's Certificate") signed by an authorized officer of Buyer, dated as of the Closing Date, to the effect that each of its representations and warranties set forth in this Agreement are true and correct in all material respects at and as of the Closing Date and that each of the covenants, conditions and agreements to be performed or complied with by THC and CPC as of the Closing Date have been so performed or complied with in all material respects, and that, to the best knowledge of such signatory, there is no fact or condition which would cause Buyer to be in material breach of any of its covenants, representations or warranties as of the Closing Date. The execution and delivery of the Buyer's Certificate by Buyer shall not limit any of Buyer's liabilities and obligations following the Closing Date.

    6.6 NAME CHANGE. If Buyer changes the name of the Hospital after Closing, the words "Fifth Avenue Hospital" shall be part of such name unless otherwise agreed by Seller.

    6.7 ASBESTOS WORK. THC shall assume full responsibility for completion of and payment for the Asbestos Work.

    6.8 REAL PROPERTY. Buyer shall order a survey of the Real Property (the "Survey") within five (5) business days after mutual execution of this Agreement. Buyer shall bear the sole cost and expense of the Survey and the additional cost of extended coverage title insurance, if Buyer elects to obtain such extended coverage.

7. BUYER'S CONDITIONS PRECEDENT TO CLOSING. Buyer's obligations to purchase the Assets, pay the Balance and perform its other obligations under this Agreement are subject to the occurrence of or compliance with each of the following conditions, all of which are for the sole benefit of and may be waived by Buyer in its absolute discretion:

    7.1 WARRANTIES TRUE AND CORRECT; PERFORMANCE OF COVENANTS. Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and the covenants, agreements and conditions required by this Agreement to be performed and complied with by Seller and BHI as of the Closing Date shall have been performed and complied with in all material respects.

    7.2 LITIGATION. No litigation or governmental investigation, proposed or pending, shall have been commenced or threatened by persons other than Buyer, CPC or their affiliates with regard to the transactions described in this Agreement, which if successful, would have a material adverse effect on the operations or financial condition of the Hospital or the Assets or Brim's ability to consummate the transactions contemplated by this Agreement or BHI's guaranty hereunder.

    7.3 LICENSES. THC shall have obtained the Certificate of Need Letter and all applicable appeal periods shall have expired, and THC shall have obtained the Licensure Letter so that, upon proof of Closing, the Licenses shall be obtained and they shall be in full force and effect.

    7.4 REAL PROPERTY. Buyer shall have approved title to the Real Property, and the Title Company shall have irrevocably committed to issue the Title Policy pursuant to the following procedure:

        7.4.1 BUYER'S OBJECTIONS TO TITLE. Within fifteen (15) days (the "Approval Period") after actual receipt by Buyer of the Survey, Buyer shall notify Seller in writing of any exceptions disclosed in the PTR or the Survey other than the Permitted Encumbrances described in paragraph 7.4.6(i) and (iii), of which Buyer disapproves. If Buyer fails so to notify Seller of its disapproval during the Approval Period, Buyer shall be conclusively deemed to have approved the condition of title to the Real Property.

        7.4.2 SELLER'S OPTIONS. In case of any disapproval by Buyer pursuant to paragraph 7.4.1, Seller shall have five (5) business days from receipt of Buyer's notice of disapproval to inform Buyer in writing whether Seller will cure the disapproved item to Buyer's reasonable satisfaction prior to the Closing Date. The term, "to Buyer's reasonable satisfaction" shall mean, and be satisfied by, the deletion of or endorsement over any exception with respect to such matter in the Title Policy.

              (a) CURE. If Seller agrees that the disapproved item will be so cured or fails so to notify Buyer within the requisite five (5) business-day period, such cure shall be an obligation of Seller and a condition to the Closing for the benefit of, and at no cost to, Buyer.

              (b) NO CURE. If Seller does not agree so to cure any disapproved item, Buyer shall have five (5) business days from the expiration of Seller's five (5) business-day notice period, to inform Seller in writing whether buyer will waive its disapproval of such disapproved item. If Buyer does not so notify Seller, such item shall be deemed disapproved and this Agreement may be terminated pursuant to paragraph 7.4.5.

        7.4.3 SUPPLEMENTAL EXCEPTIONS. The procedure described in paragraph
7.4.2 shall apply if exceptions to title are disclosed in supplements to the PTR, the Survey or otherwise become known to Buyer following the date of this Agreement (each, a "Supplemental Exception"), except that the Approval Period shall be five (5) business days from Buyer's receipt of the documents evidencing and underlying the Supplemental Exception.

        7.4.4 MONETARY LIENS. Paragraphs 7.4.1 and 7.4.3 to the contrary notwithstanding, any exceptions to title shown in the PTR, other than taxes and assessments not yet due and payable, representing monetary liens or encumbrances are hereby disapproved and, unless Seller delivers to Escrow Holder evidence of prior payment thereof, Escrow Holder is hereby authorized and directed at the Closing to pay in full from funds otherwise payable to Seller on the Closing Date the obligations underlying such monetary exceptions to title. Nothing in this paragraph 7.4.4 releases Seller of its obligations pursuant to paragraph 5.2.

        7.4.5 EFFECTS OF DISAPPROVALS. If (i) Buyer disapproves any items in accordance with paragraphs 7.4.1 or 7.4.3, (ii) Seller does not agree and is not deemed to have agreed to cure them and (iii) Buyer does not waive them, Buyer or Seller may terminate this Agreement by written notice to the other and the Escrow Holder, in which event (a) Buyer shall be entitled to the Deposit and
(b) except as otherwise provided in this Agreement, such termination shall be without prejudice to the rights of the parties as they may appear.

        7.4.6 PERMITTED ENCUMBRANCES. "Permitted Encumbrances" means (i) ad valorem real property taxes which are a lien not yet due and payable, (ii) the exceptions to title which are approved or deemed approved pursuant to paragraphs
7.4.1 and 7.4.3, and (iii) matters caused, created or expressly approved in writing by Buyer.

        7.4.7 TITLE POLICY. Buyer's title to the Realty shall be insurable by the Title Policy with liability not less than the value of the consideration allocated to the Real Property set forth in Schedule 2, free and clear of all covenants, conditions, restrictions, rights, rights of way, easements, liens, encumbrances or any other matters affecting title to or use of the Real Property, except the Permitted Encumbrances. Escrow Holder shall have delivered a marked up PTR to Buyer at the closing.

    7.5 REIMBURSEMENT. The Hospital shall have been designated as a long-term care hospital (as defined in section 412.23(e) of Subpart B of Part 412 of Subchapter B of Chapter IV of Title 42 of the Code of Federal Regulations) and there shall have been no material change in the manner in which such hospitals are reimbursed under the Medicare program as of the date of this Agreement; provided, however, that if this condition is not satisfied, concurrently with return of the Deposit to Buyer pursuant to paragraph 2.1.1(b), Buyer shall pay to Seller as full and complete liquidated damages, the sum of Three Hundred Fifty Thousand Dollars ($350,000), and Seller shall have no further rights or remedies against Buyer.

    7.6 ASSUMPTION AGREEMENT. Buyer and Seller shall have executed an assumption agreement whereby, as of the Management Commencement Date, Buyer shall assume all of Seller's rights and obligations under the Assumed Contracts, substantially in the form of Schedule 7.6 (the "Assumption Agreement").

    7.7 DAMAGE OR DESTRUCTION; TAKING. No material portion of the Assets shall have been destroyed or taken by eminent domain; provided, however, that Buyer may exercise its option set forth in paragraph 12.7.

8. SELLER'S CONDITIONS PRECEDENT TO CLOSING. Seller's obligation to sell the Assets is subject to payment at the Closing of the Balance (as adjusted pursuant to paragraph 2.1.2) and the occurrence of or compliance with each of the following conditions, all of which are for the sole benefit of Seller and may be waived by Seller in its absolute discretion:

    8.1 WARRANTIES TRUE AND CORRECT; PERFORMANCE OF COVENANTS. Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and the covenants, agreements, and conditions required by this Agreement to be performed and complied with by Buyer and CPC shall have been performed and complied with in all material respects.

    8.2 ASSUMPTION AGREEMENT. Buyer and Seller shall have executed the Assumption Agreement.

    8.3 LITIGATION. No litigation or governmental investigation, proposed or pending, shall have been commenced or threatened by persons other than Seller, BHI or their affiliates with regard to the transactions described in this Agreement, which if successful, would have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement or CPC's guaranty hereunder.

9. CLOSING. "Closing" means the transfer of all of the Assets from Seller to Buyer, the payment of the Purchase Price to Seller and assumption of the Assumed Contracts by Buyer. The Closing shall occur at the offices of Riddell, Williams, Bullitt & Walkinshaw, 1001 Fourth Avenue Plaza, Suite 4500, Seattle, Washington 98154 within five (5) business days after all conditions to Closing have been satisfied or waived by the appropriate party (the "Closing Date"), unless extended by mutual agreement of the parties.

    9.1 OBLIGATIONS OF SELLER AT CLOSING. At Closing, Seller shall deliver to Buyer (unless otherwise indicated) all of the following documents and instruments, in form and substance reasonably satisfactory to THC and its counsel, against delivery of the items specified in paragraph 9.2;

        9.1.1 WARRANTY DEED. To Escrow Holder, a statutory warranty deed in the form of Schedule 9.1.1 (the "Warranty Deed"), properly executed by Brim and in recordable form, conveying to Buyer fee simple title to the Real Property in the condition contemplated by paragraph 3.4.4;

        9.1.2 ADDITIONAL DOCUMENTS. To Escrow Holder, such instruments and documents as are deemed reasonably necessary by the Title Company to deliver the Title Policy;

        9.1.3 BILL OF SALE. A Bill of Sale for the Personal Property in substantially the form of Schedule 9.1.3, together with such other documents, duly executed as may be necessary to effect their transfer at Closing;

        9.1.4 SELLER'S CERTIFICATE. A duly executed Seller's Certificate;

        9.1.5 FIRPTA CERTIFICATE. An Affidavit of Non-Foreign Status duly executed by Brim pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, in the form of attached Schedule 9.1.5 (the "FIRPTA Certificate");

        9.1.6 RESOLUTIONS. Copies of the resolutions of the Board of Directors and shareholders of Brim and the Board of Directors of BHI, duly certified by their respective secretaries in form reasonably satisfactory to THC's counsel, authorizing the execution, delivery and performance of this Agreement and all actions to be taken by Seller and BHI hereunder;

        9.1.7 ASSUMPTION AGREEMENT. The Assumption Agreement, duly executed by Seller;

        9.1.8 SELLER'S CLOSING COSTS. Such sums as are necessary to pay the costs, fees and prorations, if any, owing by Seller pursuant to paragraphs 9.3 and 9.4 (collectively, "Seller's Closing Costs") will be deducted by Escrow Holder from the Balance and used for immediate distribution to the appropriate parties on the Closing Date. Seller shall provide or cause the Title Company to provide Buyer with a closing statement in customary form at least one (1) day prior to Closing; and

        9.1.9 INSTRUCTIONS TO ESCROW HOLDER. To the Escrow Holder, written instructions, duly executed by Seller, instructing Escrow Holder to disburse the Deposit to Seller.

    9.2 OBLIGATIONS AT CLOSING. Buyer shall deliver to Seller (unless otherwise indicated) all of the following against delivery of the items specified in paragraph 9.1:

        9.2.1 BALANCE OF PURCHASE PRICE. To Escrow Holder, the Balance (as adjusted pursuant to paragraph 2.1.2) in funds immediately available in Seattle, Washington;

        9.2.2 BUYER'S CERTIFICATE. A duly executed Buyer's Certificate;

        9.2.3 RESOLUTIONS. Copies of resolutions of the Boards of Directors of Buyer and CPC, duly certified by their respective Secretaries in form reasonably satisfactory to counsel for Seller, authorizing the execution, delivery and performance of this Agreement and all actions to be taken by Buyer and CPC hereunder;

        9.2.4 ASSUMPTION AGREEMENT. The Assumption Agreement, duly executed by Buyer;

        9.2.5 BUYER'S CLOSING COSTS. To Escrow Holder, such sums as are necessary to pay the costs, fees and prorations, if any, owing by Buyer pursuant to paragraphs 6.8, 9.3 and 9.4 (collectively, "Buyer's Closing Costs") for immediate distribution to the appropriate parties on the Closing Date. Buyer shall provide or cause the Title Company to provide Seller with a closing statement in customary form at least one (1) day prior to Closing; and

        9.2.6 INSTRUCTIONS TO ESCROW HOLDER. To the Escrow Holder, written instructions, duly executed by Buyer, instructing Escrow Holder to disburse the Deposit to Seller.

    9.3 COSTS AND EXPENSES. All costs and expenses with respect to the transactions described in this Agreement shall be borne as follows and paid on or before Closing:

        9.3.1 TRANSFER, EXCISE AND SALES TAX. Seller shall pay the cost of any documentary stamp, transfer or excise tax imposed on the conveyance of the Real Property and Buyer shall pay any sales tax imposed on the conveyance of the Personal Property, in each case based on the value of the consideration allocated to the Real Property and the Personal Property, respectively, as set forth in Schedule 2.

        9.3.2 PTR AND TITLE POLICY COSTS. Seller shall pay any costs to issue the PTR and the Title Policy. Buyer shall pay the additional cost of extended coverage, if it desires such extended coverage.

        9.3.3 RECORDING COSTS. Buyer shall pay the cost of recording the Warranty Deed and any other instrument or document required to be recorded.

        9.3.4 OTHER COSTS. Any other costs shall be allocated in accordance with customary procedures in King County, Washington.

    9.4 PRORATIONS. All nondelinquent real property taxes on the Real
Property and personal property taxes shall be prorated on the Closing Date as of the Management Commencement Date. Seller shall pay any assessments on the Real Property arising or relating to the period prior to the Management Commencement Date. Buyer shall pay any assessments on the Real Property arising or relating to the period on or after the Management Commencement Date. All delinquent real property taxes and assessments on the Real Property as of the Management Commencement Date shall be paid by Seller prior to the Closing Date.

    9.5 OBLIGATIONS OF ESCROW HOLDER AT CLOSING. At the Closing, Buyer and Seller shall cause Escrow Holder to do all of the following:

        9.5.1 RECORDATION OF DOCUMENTS. Record the Warranty Deed and any other documents required to be recorded in the Official Records of King County, Washington.

        9.5.2 DELIVERIES TO SELLER. Deliver to Seller (i) the Deposit and the Balance (less Seller's Closing Costs and less such sums as are necessary to pay in full all obligations underlying the monetary exceptions to title described in paragraph 7.4.4 and all Seller's Liabilities described in paragraph 5.2) by confirmed wire transfer or cashier's check drawn on a bank reasonably acceptable to Seller.

        9.5.3 DELIVERIES TO BUYER. Deliver to Buyer (i) any remaining funds (less Buyer's Closing Costs), (ii) the marked up PTR, (iii) a photocopy of the Warranty Deed, and (iv) copies of any other documents to be recorded.

        9.5.4 PAYMENTS TO THIRD PARTIES. Pay to the appropriate third parties prorated payments, as applicable and payments described in paragraphs 5.2 and 7.4.4.

    9.6 DUTIES OF ESCROW HOLDER. The parties agree that Escrow Holder shall act in such capacity, subject to the following terms and conditions:

        9.6.1 DISBURSEMENT. In the event of an occurrence wherein either party is entitled to the Deposit, then upon written demand by that party for disbursement (the "Disbursement Demand"), Escrow Holder shall, within five
(5) business days thereafter, cause to be delivered to the other party such Disbursement Demand. In the event that Escrow Holder does not receive an objection to disbursement from the other party within five (5) business days after such party's receipt of the Disbursement Demand, then Escrow Holder is authorized to disburse the Deposit to the party making the Disbursement Demand. In the event Escrow Holder receives conflicting instructions, or in the event of any dispute under this Agreement between the parties concerning the Deposit, Escrow Holder may either (i) bring an interpleader action in the Superior Court of King County, Washington or (ii) retain the Deposit in the Escrow pending settlement of the dispute between the parties; provided, however, that if any such dispute has not been resolved within ten (10) days of Escrow Holder's receipt of a Disbursement Demand, Escrow Holder must file its interpleader action within five (5) business days thereafter unless Escrow Holder receives written instructions from Buyer and Seller to retain the Deposit in the Escrow, which instructions may specify a period of time during which Escrow Holder shall continue to hold the Deposit in the Escrow. Either Buyer or Seller subsequently may give written instructions to Escrow Holder to file its interpleader action so long as any time period specified in prior written instructions has expired. The interpleading of the Deposit into the registry of the Superior Court shall release Escrow Holder from any further or continuing liability with respect to the disposition of the Deposit.

        9.6.2 INDEMNIFICATION. Seller and Buyer, jointly and severally, agree to defend, indemnify and hold Escrow Holder harmless from and against any and all damages, liabilities and expenses, including court costs and attorneys' fees, incurred by Escrow Holder as a result of the exercise of its duties as Escrow Holder, unless such damages, liabilities and expenses arise out of Escrow Holder's gross negligence or willful misconduct.

        9.6.3 INVESTMENT. Escrow Holder is authorized and directed to invest the Deposit as instructed by Buyer. Seller and Buyer agree that Escrow Holder is not liable or responsible for any loss of the Deposit, in whole or in part, whether principal or interest, which occurs due to a failure of the institution in which Escrow Holder is directed to invest the Deposit, a decline in the market value of the investment Escrow Holder is directed to make, the failure of the Federal Deposit Insurance Corporation, or any other insuring governmental entity, or its inability or refusal to replace the Deposit pursuant to applicable regulations, or the misappropriation or defalcation of the Deposit by any person who is not an employee of Escrow Holder.

        9.6.4 ESCROW FEE. Escrow Holder's fee will be paid by Buyer and Seller in equal shares.

        9.6.5 AUTHORIZED DISCLOSURE. Escrow Holder may disclose the respective interests of Buyer and Seller in the Deposit to persons authorized by state or federal law to obtain such information.

    9.7 "DROP DEAD" DATE. Notwithstanding anything to the contrary contained herein, this Agreement shall terminate in the event that Closing has not occurred on or before May 1, 1996 (the "Drop Dead Date"); provided, however, that the parties shall extend the Drop Dead Date for a reasonable period of time if THC is then involved in litigation or other proceedings with respect to obtaining the Certificate of Need Letter or the Licensure Letter or if THC otherwise is actively engaged in the Certificate of Need or licensure approval process; and provided further that the Drop Dead Date may, in any event, be extended by mutual agreement.

10. INDEMNIFICATION.

    10.1 INDEMNIFICATION.

         10.1.1 BY SELLER. Seller shall, on demand in accordance with this paragraph 10, indemnify, defend and hold Buyer, CPC and their respective employees, agents, representatives, successors and assigns, harmless from, against and in respect of any and all claims, losses, costs, expenses, liabilities and damages, including without limitation interest, penalties, reasonable attorneys' fees and costs of suit (the "Claims" and each a "Claim"), that any of them shall incur or suffer in connection with (i) the claims of any third party, including but not limited to Seller's employees, against any of them for Seller's Liabilities, including without limitation those described in paragraphs 3.3.1 through 3.3.6; (ii) the termination by Seller of employment, employment contracts and employment benefit plans pursuant to paragraph 5.8 and any other employment termination claim, and (iii) the material breach by Seller or BHI of any warranty, covenant or agreement or the untruth in any material respect of any representation made by Seller in this Agreement.

         10.1.2 BY BUYER. THC shall, on demand in accordance with this paragraph 10, indemnify, defend and hold Seller, BHI and their respective employees, agents, representatives, successors and assigns, harmless from, against and in respect of any and all Claims that any of them shall incur or suffer in connection with (i) the claims of any third party for alleged liabilities or obligations of Seller arising out of Buyer's operation of the Hospital on or after the Management Commencement Date and not attributable to any act or omission of Seller; (ii) any liability for salary, severance pay or other benefits arising from the employment by THC of any former employee of Seller and attributable to any period following the Management Commencement Date and not attributable to any act or omission of Seller; (iii) the material breach by Buyer or CPC of any covenant, agreement or warranty or the untruth in any material respect of any representation made by THC herein;
or (iv) any liabilities of Buyer arising after the Management Commencement and not attributable to any act or omission of Seller.

    10.2 LIABILITY LIMITATION. The indemnities contained in paragraphs
10.1.1 and 10.1.2 shall be limited, however, to the amount in excess of insurance coverage for the respective claim so that neither Seller nor Buyer shall have liability or responsibility for amounts that are covered by any insurance policy. Nothing in this Agreement shall be construed to limit the liability of Buyer and Seller under the Management Agreement or the Management Subcontract.

    10.3 NO LIMITATION OF OTHER REMEDIES. The indemnities in paragraphs 10.1.1 and 10.1.2 shall not foreclose or prejudice any other rights or remedies the parties may have to enforce the provisions of this Agreement, subject to the monetary limitation set out in paragraph 10.2.

    10.4 NOTICE AND RIGHT TO DEFEND. If any claim arises with respect to which Buyer or Seller may be liable under paragraphs 10.1.1 or 10.1.2, the indemnitee shall notify the indemnitor within a reasonable time after the indemnitee receives written notice of such Claim, and shall give the indemnitor a reasonable opportunity to settle or defend the Claim; provided, however, that the indemnitee's failure to give such notice or opportunity shall not impair or otherwise affect the indemnitor's obligation to indemnify against such Claim except to the extent that the indemnitor demonstrates actual damage caused by such failure; and provided further that the indemnitee may commence to settle or defend the Claim as circumstances warrant, but any settlement shall require the prior written consent of the indemnitor. The expenses of all proceedings, contests or lawsuits with respect to Claims shall be borne by the indemnitor. If an indemnitor wishes to assume the defense of a Claim, it shall give written notice to the indemnitee within five (5) days after notice from the indemnitee of such Claim, and the indemnitor shall thereafter defend the Claim, employing counsel reasonably satisfactory to the indemnitee, provided that the indemnitee may thereafter participate in the defense at its own expense.

         If the indemnitor does not assume the defense of, or if after so assuming it fails to defend, any such Claim, the indemnitee may continue to defend the Claim in such manner as it may reasonably deem appropriate, and the indemnitee may settle such Claim on such terms as it may reasonably deem appropriate. The indemnitor shall promptly pay or reimburse the indemnitee for all reasonable expenses, legal and otherwise, and all amounts paid in settlement of or in satisfaction of judgments on Claims as such costs and amounts are incurred by the indemnitee in the defense, appeal, settlement or satisfaction of Claims. If no settlement of such a

Claim is made, the indemnitor shall satisfy any judgment rendered with respect to it before the indemnitee is required to do so.

    If a judgment is rendered against the indemnitee on any Claim, or any lien attaches to any of the assets of any indemnitee, the indemnitor shall immediately upon such entry or attachment pay such judgment in full or discharge such lien unless, at the expense and direction of the indemnitor, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the indemnitor shall forthwith pay such judgment or discharge such lien before any indemnitee is compelled to do so.

11. GUARANTEES.

    11.1 BY CPC. CPC hereby irrevocably and unconditionally guarantees to Seller the due and prompt performance by THC of all of its obligations and duties under this Agreement. CPC waives any requirement that Seller institute any action or proceeding at law or in equity against THC or against any other party as a condition precedent to bringing any action against CPC under this Guaranty. CPC agrees that it shall not be released from its obligations of Guaranty by reason of any amendment or alteration of the terms and conditions of this Agreement or by any delay or waiver by Seller in enforcing the terms of this Agreement or by virtue of any other defense which may be available to it as a guarantor.

    11.2 BY BHI. BHI hereby irrevocably and unconditionally guarantees to Buyer the due and prompt performance by Brim of all of its obligations and duties under this Agreement. BHI waives any requirement that Buyer institute any action or proceeding at law or in equity against Brim or against any other party as a condition precedent to bringing any action against BHI under this Guaranty. BHI agrees that it shall not be released from its obligations of Guaranty by reason of any amendment or alteration of the terms and conditions of this Agreement or by any delay or waiver by Buyer in enforcing the terms of this Agreement or by virtue of any other defense which may be available to it as a guarantor.

12. MISCELLANEOUS.

    12.1 NOTICES. Any notice provided for in this Agreement and any other notice, demand or communication required or permitted to be given hereunder or which any party may wish to send to another ("Notice" or "Notices") shall be in writing and shall be deemed to have been properly given if served by (i) personal delivery or (ii) registered or certified U.S. mail, or by comparable private carrier, First Class, return receipt requested in a sealed envelope, postage or other charges prepaid, or (iii) telegram, telecopy, facsimile, telex or other similar form of communication, addressed to the party for whom the Notice is intended as follows:

If to Buyer or CPC:

             James R. Laughlin, President
             c/o Transitional Hospitals Corporation
             7000 Central Parkway, Suite 1020
             Atlanta, GA 30328
             FAX: (404) 913-0015

with a copy to:

             Hartly Fleischmann, Esq.
             Fleischmann & Fleischmann
             650 California Street, Suite 2550
             San Francisco, CA 94108-2606
             FAX: (415) 788-6234

If to Seller:

           John R. Miller, President
           Brim Hospitals, Inc.
           305 N.E. 102nd Avenue
           Portland, OR 97220-4199
           FAX: (503) 254-7619

with a copy to:

           Randi Nathanson, Esq.
           The Nathanson Group
           1411 Fourth Avenue, Suite 1001
           Seattle, WA 98101
           FAX: (206) 623-1738

or such other address as any person may request by notice given as aforesaid.

         12.1.1 CHANGE OF ADDRESS. Any party to this Agreement may change its address for Notice from time to time by notice given in accordance with the foregoing provisions.

         12.1.2 EFFECTIVE TIME. All notice given as pursuant to this paragraph shall be deemed given and effective when received if personally delivered or sent by telegram, telecopy, telex or similar form of communication or, if mailed on the date shown on the return receipt or if a receipt has not then been received, five (5) days after mailing.

    12.2 PAYMENT OF EXPENSES. Except as specifically provided for herein, each of the parties shall pay its own expenses, including without limitation, the disbursements and fees of all its attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated.

    12.3 TAX REPORTING AND CHALLENGES The Purchase Price shall be allocated among the Assets and the Covenants in compliance with applicable federal tax laws and as provided in Schedule 2. If any of the parties' tax reporting or treatment of the transactions described in this Agreement is challenged or questioned by any taxing authority, such party shall immediately give written notice to the others, describing the nature of such challenge or question, whereupon any party may file such protective or other return amendments as it or they deem appropriate. The parties agree to cooperate in providing information necessary or appropriate to preparation and filing of their respective tax returns.

    12.4 SCHEDULES. Seller agrees to provide at Closing such materials, documents, and information as may be necessary to update the information contained in any Schedule attached to this Agreement, but Seller's obligations under this Agreement shall not be mitigated or eliminated thereby.

    12.5 CONFIDENTIALITY. The parties recognize and agree that all information, instruments, documents and details concerning the business of Buyer and Seller are strictly confidential, and Seller and Buyer expressly covenant and agree with each other that they will use their best efforts to prevent any of their respective officers, directors, employees or agents from disclosing any matters relating to the business of the other or to this Agreement, its negotiation, terms, provisions or conditions, including the Purchase Price except as may be reasonably necessary to effectuate the transactions contemplated hereby; provided, however, neither party shall be prohibited from making any legally required public announcement or other disclosure of the sale and purchase of the Assets, including such details as to price, terms and the like as may be required. Seller and Buyer shall consult with each other prior to any public announcement to discuss the content of any such announcement.

    12.6 RETURN OF PAPERS, ETC. If the Closing should fail to occur, Buyer will return to Seller, and Seller will return to Buyer, upon request, the respective materials, information, documents, instruments and records supplied by the other party in respect of such party's business operations and shall keep confidential all information which that party has gathered with respect to the business of the other.

    12.7 RISK OF LOSS. Risk of loss or damage by fire or other casualty to the Assets or their taking by eminent domain before Closing is assumed by Seller. In the event of a material loss, damage to or taking of the Assets, Buyer shall have the option of either (i) terminating this Agreement or (ii) closing on the purchase of the Assets, in which event Seller shall assign to Buyer all of Seller's rights against third persons and under any applicable insurance policy and any condemnation awards and pay over to Buyer any sums received as a result of such loss, damage or taking.

    12.8 WAIVER. The failure of any party to insist, in any one or more instances, on performances of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.

    12.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    12.10 ENTIRE AGREEMENT. This Agreement (including the Schedules hereto) and all other documents executed in connection herewith constitute the entire agreement between the parties hereto with respect to the subject hereof and supersede all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, alteration or modification of this Agreement shall be valid unless in each instance such amendment, alteration or modification is expressed in a written instrument duly executed by the parties.

    12.11 ATTORNEYS' FEES. If any action at law or in equity shall be brought on account of any breach of, or to enforce or interpret, any of the covenants, terms or conditions of this Agreement or arising out of the untruth of any representation or warranty contained in this Agreement, the prevailing party, or the party against whom a dismissal is not granted, shall be entitled to recover from the other party as part of the prevailing party's costs, reasonable attorneys' fees, the amount of which shall be fixed by the court rendering the decision and shall be made a part of any judgment or decree rendered.

    12.12 ASSIGNMENT. THC shall not have the right to assign this Agreement, except that THC shall have the right to assign this Agreement to any entity controlling, controlled by or under common control with THC (an "Affiliate") with the prior written consent of Brim, which shall not be unreasonably withheld or delayed; provided that any such assignment to an Affiliate shall have no effect on the guaranty by CPC pursuant to paragraph 11.1.

    12.13 SUCCESSORS AND ASSIGNS. Subject to the restrictions on assignment set forth in this Agreement, all the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

    12.14 FURTHER ASSURANCES. Both before and after the Closing Date, the parties will exercise good faith with the others and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder.

    12.15 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties contained in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing for a period of one (1) year. All covenants and agreements of both parties to be performed after Closing shall survive the Closing.

    12.16 INTERPRETATION. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders.

    12.17 SEVERABILITY. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

    12.18 GOVERNING LAW; VENUE. This Agreement is to be governed by, and interpreted under, the laws of the State of Washington. Any litigation arising from this Agreement shall be brought in King County, Washington.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

                                         THC-SEATTLE, INC., a Washington
                                         corporation

                                         By: /s/ James R. Laughlin
                                             ----------------------------------
                                             James R. Laughlin, President


                                         BRIM FIFTH AVENUE, INC., an Oregon
                                         corporation

                                         By: /s/ John R. Miller
                                             -----------------------------------

                                             -----------------------------------

    Brim, Inc. hereby agrees to be bound by paragraphs 5.12 and ll.2 of this Agreement.

                                         BRIM HOSPITALS, INC., an Oregon
                                         corporation

                                         By: /s/ John R. Miller
                                             -----------------------------------

                                             -----------------------------------



    CPC hereby agrees to be bound by paragraph 11.1 of this Agreement.

                                          COMMUNITY PSYCHIATRIC CENTERS, a
                                          Nevada corporation

                                          By:  /s/ Richard L. Conte
                                               ---------------------------------
                                               Richard L. Conte, Chief Executive
                                               Officer